SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

Liberty All-Star Growth Fund, Inc.

(Name of Subject Company)

ALPS Fund Services, Inc.

(Name of Persons Filing Statement)

Common Stock

(Title of Class of Securities)

529900102

(CUSIP Number of Class of Securities)

________________________

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

(303) 623-2577

(Name, Address and Telephone Numbers of Person Authorized to Receive

Notices and Communications on Behalf of the Persons Filing Statement)

With a Copy to:

Clifford J. Alexander, Esq.

K&L Gates LLP

1601 K Street NW

Washington, DC 20006

X

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9.

Exhibits.

Exhibit	Description
99.1	Press Release dated May 5, 2010 issued by Fund
99.2	Additional information for Fund stockholders posted on Fund website on May 5, 2010

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated May 5, 2010 issued by the Fund
99.2	Additional information for Fund stockholders posted on Fund website on May 5, 2010